REVISED

                           DTH SYSTEM IN LATIN AMERICA
                           MEMORANDUM OF UNDERSTANDING

                  This Revised Memorandum of Understanding ("Revised MOU") dated as of September 20, 1996 is made in respect of that certain DTH System in Latin America Memorandum of Understanding ("Original MOU") dated as of March 27, 1995, between PanAmSat Corporation, a Delaware corporation ("PanAmSat"), and Grupo Televisa, S.A., a Mexican corporation ("Televisa"). Unless otherwise specifically set forth herein, capitalized terms used in this Revised MOU which are defined in the Original MOU are used as defined in the Original MOU.

                  A. Televisa has entered, or is about to enter, into a Memorandum of Understanding (the "North America MOU") with The News Corporation Limited or its designee ("News Corp.") and Telecommunications International, Inc. or its designee ("TCII") relating to the establishment and operation of a DTH business (the ("North America Platform") in the Territory, as therein defined. It is anticipated that the North America Platform will be divided between the North America Platform/Mexico and the North America Platform/U.S. (which together with any divided Multi-Country Platforms described below are sometimes referred to herein as "sub-Platforms"), as more specifically defined and described in the North America MOU. A copy of the North America MOU is attached to this Revised MOU as Exhibit A.

                  B. Televisa has entered, or is about to enter, into a Memorandum of Understanding (the "Multi-Country MOU") with News Corp., TCII and Globo Participacoes Ltda. ("Globo") relating to the establishment and operation of a DTH business in those countries in Latin America which are included in the Multi-Country Platform, as defined in the Multi-Country MOU. It is anticipated that Argentina and Chile will be divided from the Multi-Country Platform into a separate sub-Platform or sub-Platforms as described in the Multi-Country MOU. A copy of the Multi-Country MOU is attached to this Revised MOU as Exhibit B. The North America MOU and the Multi-Country MOU are collectively called the "News MOUs" and Televisa, News Corp., Globo and TCII and their respective affiliates in their capacity as owners of the North America Platform and the Multi-Country Platform are collectively called the "Platform Partners" and are sometimes individually called a "Platform Partner."

                  C. News Corp. and Globo have entered, or are about to enter, into a Memorandum of Understanding (the "Brazil MOU") relating to the establishment of a DTH business in Brazil. Televisa shall have no participation in the ownership or operation (other than as described in the News MOUs) in the DTH business in Brazil.

                  D. In order to facilitate the arrangements under the News MOUs, Televisa and PanAmSat desire to modify their agreements in the Original MOU and enter into new agreements as provided herein, subject to the terms and conditions of this Revised MOU.

                  In consideration of the foregoing premises and the agreements, covenants and conditions set forth below, the parties agree as follows:

                  1. PanAmSat Ownership in North America Platform and Multi-Country Platform; Tag Along Rights.

                  1.1 PanAmSat Right to Purchase. PanAmSat shall have the right to purchase from Televisa non-voting equity interests of 15% in the North America Platform/Mexico, 12% in the North America Platform/U.S., 14% in the Multi-Country Platform (excluding Argentina and Chile) and 10% in the Multi-Country Platform for Argentina and Chile, all of such equity interests being determined on a fully-diluted basis and all being subject to dilution pro rata with Televisa in the event that additional partners other than the Platform Partners are admitted to the Platforms (the "PanAmSat Interests"), which right shall be exercised in full and not in part on or before the tenth anniversary of the date of this Revised MOU. Until and unless PanAmSat exercises its right to purchase the PanAmSat Interests, such interests shall be owned and held by Televisa or one or more wholly-owned Platform SRLs, as defined below. All voting rights with respect to the PanAmSat Interests will be exercised by Televisa at all times. The purchase price for the PanAmSat Interests shall be equal to the share of Televisa's capital contributions to the respective Platforms allocable to the PanAmSat Interests, to the extent such contributions have not been recovered through distributions to Televisa by the Platforms, (a) plus interest on the outstanding balance thereof from time to time (calculated from the date of each contribution or of each expenditure made and credited by the Platform(s) to the capital commitment of Televisa) at the rate of 9.75% per annum, (b) plus any taxes incurred and/or reductions in tax benefits suffered by Televisa attributable to such transfer (other than income tax on the interest component of the purchase price), and (c) minus interest on outstanding balance of the Reimbursable Expenses, as defined below, from time to time (calculated from the date of each such Reimbursable Expense) at the rate of 9.75% per annum. Televisa acknowledges that in no event may PanAmSat exercise its right to purchase the PanAmSat Interests prior to the date (the "Indenture Covenant Date") on which PanAmSat was required to purchase its ownership interest in Holdco under the first sentence of such Section 2.4.1 of the Original MOU. The parties shall execute a definitive option agreement granting the right to purchase the PanAmSat Interests as provided in this Section 1.1 as soon as practicable following the execution of this Revised MOU.

                  1.1.1 Subject to the terms of Section 1.1.2 below, PanAmSat agrees to take the PanAmSat Interests through one or more special purpose Mexican sociedades de responsabilidad limitada (the "Platform SRLs") where (x) its taking such interests directly in the Platforms
         (i) would act to prevent Televisa from achieving consolidation treatment for Mexican tax or accounting purposes with respect to its ownership in the Platform or (ii) is the only legally effective mechanism under which Televisa would have the perpetual and exclusive ability and right to exercise the voting rights associated with PanAmSat's interest in the Platform and (y) subject to Section 1.1.2 below, PanAmSat is reasonably satisfied that taking its ownership through the Platform SRLs as opposed to taking a direct interest in the Platforms would not result in any negative tax effect upon PanAmSat.

                  1.1.2 It is the intention of the parties that where Section
         1.1.1 would call for the use of one or more Platform SRLs by Televisa and PanAmSat, the PanAmSat Interests in each Platform (or each sub-Platform as the case may be) will be held in a separate Platform SRL, provided, however that upon Televisa's request, the PanAmSat Interests in more than one Platform or sub-Platform may be held in one Platform SRL if (i) Televisa's reasonable tax or accounting circumstances require same and (ii) PanAmSat will not suffer any adverse effect as a result of same as to which adverse effect PanAmSat has not been adequately indemnified and held harmless by Televisa. In the case where holding the PanAmSat Interests, or any of them, in a Platform SRL would not satisfy the condition set forth in clause (y) of
         Section 1.1.1, Televisa may (a) deliver the affected PanAmSat Interest to PanAmSat in the Platform directly, (b) deliver the affected PanAmSat Interest to PanAmSat in another form of entity reasonably acceptable to PanAmSat which otherwise satisfies the conditions of Section 1.1.1 and
         Section 1.2 below, or (c) upon Televisa's agreement to indemnify PanAmSat and hold it harmless from such negative tax effect and to put PanAmSat in the same tax position in which it would have been had it taken such PanAmSat Interest directly, which agreement shall be in form and substance reasonably acceptable to PanAmSat, require PanAmSat to accept the PanAmSat Interest in a Platform SRL.

                  1.2 Minority Equity Holder Rights. Televisa covenants and agrees with PanAmSat that: (a) DTH activities of the Platform Partners conducted within the respective territories covered by the North America Platform and the Multi-Country Platform will be conducted exclusively in such Platforms and through no other corporation, partnership or other form of business organization until the Platform is dissolved and no follow-on DTH business is thereafter operated by two or more of the Platform Partners one of which is Televisa (unless PanAmSat is given the opportunity to invest therein in the same proportion to Televisa's equity and in the same manner as in the dissolved Platform) or, as to any Platform Partner or Platform Partners, the withdrawal of such Platform Partner or Platform Partners from a Platform with the consent of the other Platform Partners, (b) if Televisa owns its interests in the North America Platform and/or the Multi-Country Platform in a Platform SRL in which PanAmSat has taken an ownership interest as contemplated in Section 1.1 above, Televisa's ownership in such Platform(s) will be, directly and indirectly, exclusively through such Platform SRL(s) and such Platform SRL(s) shall be special purpose entities with Televisa (and/or its wholly-owned affiliates) and PanAmSat as the sole equity owners and with no business, assets, liabilities, commitments or understandings other than their stock interest in such Platform(s) and the liabilities, commitments and understandings related thereto as described in the News MOUs, (c) all transactions (other than those transactions which are specifically described in the News MOUs) directly or indirectly between the Platform Partners and the Platforms will be at arm's length on commercially reasonable terms, or PanAmSat will be made financially whole by Televisa, (d) if PanAmSat is holding its ownership interest in a Platform through a Platform SRL and the Platform's securities become publicly traded, at PanAmSat's request from time to time, Televisa will cause PanAmSat's ownership interest in the Platform SRL, or such part thereof which PanAmSat may desire to sell in a market transaction or transactions, to be converted to a direct interest in the Platform in the securities which are publicly traded in order to allow PanAmSat to effect such a transaction or transactions, which transactions shall be subject on a pro rata basis with Televisa to any transfer limitations imposed by the Platform on the Platform Partners, (e) Televisa will furnish PanAmSat, or an independent third party selected by PanAmSat and reasonably acceptable to Televisa and the other Platform Partners, with reasonable access to the books and records of the Platforms (subject to normal and customary confidentiality provisions) to allow PanAmSat to ascertain whether the foregoing covenants have been complied with. To the extent the covenants set forth above contemplate action or inaction on the part of the Platform Partners other than Televisa, Televisa will use all reasonable efforts to obtain such action or inaction. Moreover, Televisa, at PanAmSat's request, will enforce such covenants at the Platform level or at its election may in lieu of such enforcement indemnify and hold PanAmSat harmless from any loss, cost or damage which may result by reason of Televisa's failure to enforce such covenants. In no event will Televisa consent to any breach or non-performance of such covenants by the Platform Partners unless the Platforms or PanAmSat receive indemnification reasonably acceptable to them. In the event Televisa is required by PanAmSat to enforce such covenants where Televisa has not consented to the breach or non-performance thereof by the other Platform Partners, PanAmSat will pay a share of the costs of such enforcement which share will be pro rata with Televisa if Televisa is enforcing such covenants for PanAmSat and for its own account (or Televisa otherwise obtains the benefit of such enforcement) or which share will be 100% if Televisa is enforcing such covenants solely for PanAmSat and does not obtain any of the benefit therefrom. Notwithstanding the foregoing, Televisa's sole obligation shall be to act or refrain from acting in accordance with this Section and Televisa shall have no liability to PanAmSat hereunder by reason of the acts or omissions of the third parties including the other Platform Partners. Anything in this Section 1.2 to the contrary notwithstanding, if the rights granted to PanAmSat herein are broader than the rights granted to TCII with respect to the specific matters described in clauses (a) and (c) through (e), then PanAmSat shall accept the same rights as are accorded to TCII with respect to such matters. The rights described in this Section 1.2 shall be more specifically set forth in long-form documentation which shall be negotiated and executed as soon as practicable following the execution of this Revised MOU.

                  1.3 Tag Along Right; Bring Along Right. Televisa grants to PanAmSat the right (the "Tag Along Right") to participate, on a pro rata basis in any sale or other disposition by Televisa which is effected either directly or through a Platform SRL as described above, as the case may be, of any ownership interest held by it in the North America Platform or the Multi-Country Platform (whether at the Platform level or the Platform SRL level) on the same terms and conditions as such sale or disposition is made by Televisa or other person or entity. In the event such a transaction occurs prior to the Indenture Covenant Date, PanAmSat shall be entitled to receive, on exercise of the Tag Along Right, an amount in respect of the portion of the PanAmSat Interests which would otherwise have been includable in such transaction equal to the purchase price or other consideration which would have been received by PanAmSat less the purchase price which PanAmSat would have been required to pay under Section 1.1 above upon the purchase of such portion calculated as of the date the transaction is consummated. The Tag Along Right shall be exercised not later than twenty days following receipt by PanAmSat of written notice of all material terms of the proposed transaction. Televisa shall have a comparable "bring along" right to require PanAmSat to sell the PanAmSat Interest in any of the Platforms either directly or through a Platform SRL as described above, as the case may be, if Televisa wishes to sell all of its interest in a Platform in a bona fide arm's length transaction with a third party for fair market value. The rights described in this Section 1.3 shall be more specifically set forth in long-form documentation which shall be negotiated and executed as soon as practicable following the execution of this Revised MOU.

                  1.4 PanAmSat Right to Sell Interest. PanAmSat shall have the right to sell its interest in the Platforms (or the applicable Platform SRL(s), as the case may be) to the extent, if any, such right is provided in the News MOUs, subject to a right of first refusal in Televisa and/or News Corp., Globo and TCII.

                  1.5 Televisa Right to Cash Out Option Under Certain Circumstances. The parties acknowledge that Section 6 of the Schedule of General Terms to each of the News MOUs (the "Section 6 Provisions") provides that any transferee of Televisa shall be subject to any obligations of Televisa with respect to exclusivity and non-competition under the News MOUs. Except as contemplated hereby, during the term of this Agreement (except for a Permitted Violation), neither PanAmSat nor any of its subsidiaries shall own any equity interest in a predominantly Spanish-language DTH service in the Americas. Except for circumstances constituting a Permitted Violation, as defined below, PanAmSat shall not be permitted to exercise its right to purchase the PanAmSat Interests if such exercise would cause Televisa to be in violation of the Section 6 Provisions and shall have no recourse or remedy as a result thereof. In the event that at the time of the exercise of PanAmSat's right to purchase the PanAmSat Interests, PanAmSat or its affiliates would cause Televisa to be in violation of the Section 6 Provisions by reason of a Permitted Violation, Televisa shall have the right, in lieu of delivery of the PanAmSat Interests, to pay to PanAmSat an amount equal to the net fair market value of the PanAmSat Interests. For purposes of this paragraph: a "Permitted Violation" will be a violation of the Section 6 Provisions which occurs (or would occur upon the exercise of PanAmSat's right to purchase the PanAmSat Interests) by reason of any circumstance or characteristic of any person, firm, corporation or other entity which acquires an interest in PanAmSat by stock purchase, asset purchase, merger, consolidation or otherwise (an "acquisition"), which circumstance or characteristic occurs or exists prior to the acquisition; and the "net fair market value" of the PanAmSat Interests shall be the fair market value, determined in a process reasonably acceptable to both parties which process will take to account the minority position and the liquidity of the PanAmSat Interests, of the PanAmSat Interests less the purchase price required to be paid at the time of the exercise of the purchase right.

                  2. Reimbursement of PanAmSat Expenses; Indemnification.

                  2.1 Reimbursement of Expenses. Televisa acknowledges that PanAmSat has incurred out-of-pocket expenses in the performance of its duties under the Original MOU which expenses shall not be required to be incurred by PanAmSat under this Revised MOU, including, but not necessarily limited to the purchase of compression and related equipment from National Transcommunications Limited and the purchase of other equipment for provision of DTH technical services; the making of a deposit to Pace Micro Technology Ltd. in connection with a seed order for 50,000 integrated receiver/decoders ("IRDs"); travel and consulting expenses in the performance of the services under Sections 3.1.1 and
3.1.2 of the Original MOU; and construction of improvements to house equipment for the provision of DTH technical services at PanAmSat's Atlanta, Georgia and Homestead, Florida facilities, the total amount of which is $18,877,652.33 as shown in the itemized schedule attached to this Revised MOU as Exhibit C (the

"Reimbursable Expenses"), plus any applicable sales tax with respect to equipment which will be used in any state where such tax is applicable and PanAmSat is liable for or is responsible for the collection of same. Promptly upon the execution of this Revised MOU, Televisa shall reimburse PanAmSat for all such expenses, or shall cause the Platforms or the Platform Partners to reimburse PanAmSat for all such expenses, it being understood that such obligation shall be subject to PanAmSat's undertaking to attempt mitigation as provided below. At Televisa's request, PanAmSat will invoice the Platform Partners for the Reimbursable Expenses in such proportions as Televisa directs, provided that if PanAmSat has not been paid by a Platform Partner within 30 days of the date of this Revised MOU, Televisa will pay PanAmSat and PanAmSat will assign such invoice to Televisa. PanAmSat shall hold all equipment for which it is paid hereunder for the account of Televisa, and Televisa shall collect such equipment (to the extent it will not be used by PanAmSat in the provision of technical services to the Platforms under separate agreement) not later than forty-five days following the execution of this Revised MOU. Anything in the foregoing to the contrary notwithstanding, at the request of Televisa, PanAmSat agrees to use reasonable efforts to mitigate the costs to be reimbursed under this Section 2 (either through resale, use of the equipment in PanAmSat's business (to be determined in PanAmSat's sole discretion) or return to the manufacturer for credit), where mitigation is reasonably appropriate and practicable, and any sums received by PanAmSat from such mitigation attempts (or the cost of any equipment retained by PanAmSat and used in its business) shall be promptly turned over to Televisa or to the Platforms or Platform Partners in the same proportions as they paid the Reimbursable Expenses. In the case where PanAmSat retains equipment for use in its business, the calculation of the price to be paid upon the purchase of the PanAmSat Interests under the formula set forth in Section 1.1 shall not include a credit for interest on the equipment which was so retained. The parties acknowledge that the Platform Partners (or some of them) are currently negotiating with PanAmSat to use PanAmSat's teleport in Homestead, Florida for services related to the Platforms, and in connection therewith may make a payment in respect of the expenses set forth in Exhibit C to this Revised MOU (the "DTH Teleport Arrangement"). In the event a payment is made in respect of the expenses set forth in Exhibit C under the DTH Teleport Arrangement as provided above, Televisa will be given a credit against its obligation hereunder equal to the amount of such payment. All equipment to be delivered by PanAmSat to Televisa and/or the Platforms or Platform Partners under this Section 2 shall be delivered without representation or warranty, except that PanAmSat shall assign its rights to representations and warranties from the vendor to the extent that same are assignable by PanAmSat.

                  2.2 Indemnification Against Certain Liabilities. Televisa acknowledges that PanAmSat has undertaken certain obligations and incurred contractual liabilities in the performance of its obligations under Sections
3.1.1 and 3.1.2 of the Original MOU including, but not necessarily limited to, the execution of (a) a long-term agreement with National Transcommunications Limited for compression and related equipment and (b) a memorandum of understanding for the purchase of IRDs with Pace Micro Technology Ltd. (the agreements described in clauses (a) and (b) being collectively called the "Indemnified Agreements"), all of which agreements were executed with the knowledge and consent of Televisa. Televisa hereby indemnifies PanAmSat and agrees to hold PanAmSat harmless from and against any and all losses, costs, expenses or liabilities which may be incurred by PanAmSat as a result of any claim made against PanAmSat under or by reason of the Indemnified Agreements (including reasonable attorneys' fees and costs in defending any such claim or in asserting PanAmSat's rights under this indemnification). PanAmSat shall give prompt notice to Televisa of any such claim (provided that failure to give such notice shall not affect Televisa's indemnification herein except to the extent of any actual damage or prejudice suffered by Televisa as a result thereof), Televisa shall have the right to defend the same exclusively (unless Televisa fails to defend same in a timely manner in which event PanAmSat shall have the right to assume the defense at Televisa's expense upon written notice to Televisa), and PanAmSat shall not settle or compromise any such claim without the written consent of Televisa (except that if PanAmSat has assumed the defense of the claim under the immediately preceding phrase, PanAmSat shall have the right to settle or compromise such claim at Televisa's cost). At the request of Televisa, PanAmSat shall cooperate with and provide assistance to Televisa in
(a) obtaining for the Platforms the benefits of any or all of the Indemnified Agreements to the extent of PanAmSat's benefits thereunder, and (b) compromising or settling any claims in respect of the Indemnified Agreements.

                  3. Binding Effect; Termination of Original MOU. This Revised MOU is a binding agreement between the parties, and may be amended or modified only by a written instrument executed by the parties. By executing this Revised MOU, PanAmSat consents to the execution by Televisa of the News MOUs and the consummation of the transactions contemplated therein, subject to performance of this Revised MOU. Upon the execution of this Revised MOU, the Original MOU shall be deemed terminated and superseded and all rights and obligations of the parties thereunder shall be terminated and of no further force or effect. While this Revised MOU looks to the formation of definitive agreements, the failure of the parties to execute such definitive agreements shall have no effect upon the obligations of the parties hereunder and the terms and conditions of this Revised MOU shall remain binding upon the parties. This Revised MOU and the exhibits and schedules attached hereto constitute the entire understandings and agreements of the parties with respect to the matters described herein and all prior agreements and understandings, whether written or verbal related thereto, other than an indemnification agreement between Televisa and PanAmSat dated January 22, 1996 relating to certain agreements between PanAmSat and Irdeto, B.V. which indemnification agreement shall survive this Revised MOU and shall not be extinguished, are merged herein and superseded hereby.

                  4. No Third Party Beneficiaries. Nothing contained in this Revised MOU is intended to confer on any person or entity (including News, Globo and/or TCII), other than the parties hereto, any rights, remedies or obligations.

                  5. Governing Law. This Revised MOU will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

                  6. Publicity. The terms of this Revised MOU and the transactions contemplated herein shall not be disclosed or announced by the parties without prior written notice from the disclosing party to the other party received by the other party at least one business day prior to the announcement to the extent practicable. The parties acknowledge that it is in the best interests of both parties that any announcement of the News MOUs and of this Revised MOU be coordinated. Copies of all news releases pertaining to this Revised MOU, the News MOUs or the transactions contemplated herein or therein made by either party shall be sent to the other party at least one hour prior to release to the extent practicable.

                  7. Counterparts. This Revised MOU may be executed in one or more counterparts each of which shall constitute an original agreement.

                  IN WITNESS WHEREOF, the parties have caused this Revised MOU to be duly executed as of the day and year first above written.



                                        GRUPO TELEVISA, S.A.


                                        By:
                                           ------------------------------------
                                           Name:  Guillermo Canedo White
                                           Title: Executive Vice President



                                        PANAMSAT CORPORATION

                                        By:
                                           ------------------------------------
                                           Name:  Frederick A. Landman
                                           Title: President and Chief Executive
                                                  Officer